THIS IS A COPY of the original, to which I refer and wherein I have noted the extract. I hereby issue it for "BANCO SANTANDER, S.A." on nine pages numbered 2V 396975 and the following pages numbered in order, which I hereby sign and seal in Santander the day following its authorisation. - I HEREBY ATTEST.- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

For the purpose of making notes in public registers and offices, I attach hereto one page number 2T 8986245.- I AGAIN ATTEST.- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

(Stamp of the office of the
Notary of Santander
Mr. José María Prada Díez)

(illegible signature)

(stamp evidencing payment of
9,037 pesetas)

DIANA WEBB DAVIES
MARTINEZ CAMPOS, 26
TEL. 342 33 13 · FAX 342 33 21
28010 MADRID